Exhibit 10.1

PERSONAL AND CONFIDENTIAL

SEPARATION  AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this "Agreement"), dated as of February 4, 2011, is entered into by and between Anthony S. Piszel ("Executive") and CoreLogic, Inc. (the "Company"; the Company and Executive, each a "Party" and, collectively, the "Parties"), and is intended by the Parties to conclude any and all issues arising out of or regarding Executive's employment with the Company and any of its affiliates.

WHEREAS, Executive and the Company are parties to a stock option award agreement governing stock options granted to Executive on June 2, 2010 (the "Options"), a restricted stock unit award agreement governing "Bonus Restricted Stock Units" ("Bonus RSUs") granted to Executive on March 3, 2010,  and restricted stock unit award agreements governing "Other Restricted Stock Units" (which are also known as "LTI Restricted Stock Units" or "LTI RSUs" and are referred to herein as "Other RSUs") granted to Executive on March 4, 2009 and March 3, 2010 (collectively all such agreements the "Equity Award Agreements").

WHEREAS, Executive and the Company are parties to a Confidential Information and Inventions Agreement (the "Confidentiality Agreement").

WHEREAS, the Parties now mutually desire to terminate their employment relationship on the terms set forth herein.

NOW,  THEREFORE,  in  consideration  of  the  mutual  covenants  and  agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.	Termination of Employment.

1.1.
The Company and Executive agree that Executive's position as Chief Financial Officer of the Company, as well as any other positions Executive may hold as an officer of the Company and its subsidiaries and affiliates, shall terminate effective immediately as of the date hereof, but that Executive shall continue to serve as a full-time non-executive employee of the Company from the date hereof through June 1, 2011 (the "Separation Date"). During the period between the date hereof and the Separation Date, Executive shall cooperate with and assist the Company in the smooth transition of his duties and responsibilities to his successor and will render such services as the Company's Chief Executive Officer may reasonably request during normal business hours. On the Separation Date, Executive's service as an employee of the Company and its subsidiaries and affiliates will terminate. Executive shall continue to receive his current base salary through the Separation Date; provided, however, that Executive shall not be entitled to any additional equity-based incentive compensation awards from the Company from and after the date hereof. Executive's final paycheck, including any accrued vacation pay to which Executive is entitled, (less legally required withholdings and deductions) shall be paid to Executive on the Separation Date. The Company acknowledges and agrees that for all purposes, including for purposes of the Equity Award Agreements, Executive's employment has been terminated without "Cause."

PERSONAL AND CONFIDENTIAL

1.2.
Executive's Company-provided group health insurance will end on June 30, 2011. If Executive desires continued health coverage under COBRA after June 30, 2011, Executive will be responsible for the premiums for such coverage. Information regarding COBRA coverage will be sent to Executive by the Company's benefits administrator around the time of the Separation Date.

1.3.
Executive shall  be reimbursed for all properly incurred business expenses in accordance with Company policy; provided that Executive shall submit appropriate documentation for such expenses in accordance with Company policy within ten (10) business days following the Separation Date.

1.4.	Executive is entitled to Executive's final paycheck, COBRA rights, and expense reimbursement, regardless of whether Executive chooses to sign this Agreement.

2.	Separation Package.

2.1.
If Executive signs, returns and complies with this Agreement and this Agreement becomes effective in accordance with Section 13 hereof, the Company will pay Executive separation pay in the amount of $1,008,000, less legally required withholdings and deductions (the "Separation Pay").  The Separation Pay will be paid as following:   (i) 50% of the Separation Pay will be paid to Executive in equal installments over 12 months on the Company's bi-weekly pay dates beginning on the next scheduled payroll date following the later of the Separation Date and the Effective  Date (as defined in Section 13)  and  (ii) 50% of the Separation Pay will be paid in lump sum on the first anniversary of the Separation Date; provided, in each case that Executive continues to comply with the covenants set forth in this Agreement through each such date, including Section 6 hereof.   In the event Executive breaches any of the covenants set forth in this Agreement, including Section 6 hereof, continued payment of the Separation Pay shall immediately cease as of the date of such breach and any then unpaid portion of the Separation Pay will be immediately forfeited.   Executive agrees that, notwithstanding the foregoing, the Release in Section 7 below shall remain fully binding and enforceable on account of Executive's prior receipt of Separation Pay installments in the event that payment of the Separation Pay ceases as a result of Executive's breach of this Agreement.

2.2.
If Executive signs, returns and complies with this Agreement and this Agreement becomes effective in accordance with Section 13 hereof, and provided Executive timely elects and remain eligible for health care continuation coverage under COBRA, the Company will reimburse Executive for the cost of COBRA premiums for Executive and his eligible dependents for up to 12 months following the Separation Date, but not to exceed $20,000. If Executive desires continued health coverage under COBRA after the 12-month period, Executive will be solely responsible for the premiums for such coverage.

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PERSONAL AND CONFIDENTIAL

2.3.
The Company and Executive acknowledge and agree that Options, Bonus RSUs and Other RSUs shall vest and become exercisable in accordance with the terms of the applicable Equity Award Agreements through the Separation Date. This Agreement shall constitute a separation agreement for purposes of determining the Period of Restriction, as defined in the Equity Award Agreements, to the extent applicable. The Company and Executive acknowledge and agree that if Executive signs, returns and complies with this Agreement and this Agreement becomes effective in accordance with Section 13 hereof, the Period of Restriction applicable to Executive's outstanding, unvested Bonus RSUs will lapse on the first anniversary of the Separation Date; provided that the Executive continues to comply with the covenants set forth in this Agreement, including Section 6 hereof, through such date. For the avoidance of doubt, all of Executive's unvested Options and Other RSUs shall terminate and be forfeited immediately as of the Separation Date. In addition, in the event Executive breaches any of the covenants set forth in this Agreement, including Section 6 hereof, prior to the first anniversary of the Separation Date, any unvested Bonus RSUs shall terminate and be forfeited as of the date of such breach.

3.	Other Benefits.

3.1.
Nothing in this Agreement shall constitute a waiver of any benefits which are already vested as of the Separation Date under any Company 401(k) or retirement plan, and Executive shall remain fully entitled to all such benefits in accordance with the terms of the applicable plan.

3.2.	Other than the amounts/benefits set forth above, Executive is not eligible for, and will not receive, any other compensation or benefit following the Separation Date.

3.3.
As a participant in the Company's Deferred Compensation Plan, Executive will be eligible to receive payments according to the terms of that plan; provided, however, that any unvested contributions allocated to Executive's account under the Deferred Compensation Plan shall be forfeited as of the Separation Date. Executive understands that he may be considered a "specified employee" pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), which generally provides that nonqualified deferred compensation payments upon separation from service, other than due to death, to "specified employees" of public companies cannot be made earlier than six months after the Separation Date and that any payment made to Executive under any retirement or other benefit may be delayed as provided in the Deferred Compensation Plan.

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PERSONAL AND CONFIDENTIAL

3.4.
The Company acknowledges and agrees that Executive shall have no obligation in connection with the termination of his employment to repay any of the relocation benefits that Executive has previously received from the Company.

4.
Full Understanding and Voluntary Acceptance. Executive agrees that Executive understands all the terms of this Agreement. Executive is executing this Agreement voluntarily with full knowledge of its significance.

5.
Non-Disparagement. Executive agrees not to make any disparaging comments about the Company, its policies, practices and procedures, or about any of the Released Parties (as defined in Section 7.1 below), to any persons inside or outside the Company, including but not limited to, current and former employees.

6.	Post-Separation Covenants.

6.1.
Acknowledgment. Executive acknowledges and agrees that in the performance of Executive's duties of employment to the Company, Executive was brought into frequent contact with existing and potential customers of the Company and its affiliates throughout the world.   Executive also  agrees that trade secrets and confidential information of the Company and its affiliates gained by Executive during Executive's  association with the Company have been developed by the Company and its affiliates through substantial expenditures of time, effort and money and  constitute valuable and  unique property of  the  Company and its affiliates, and the Company and/or its affiliates will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Term and thereafter, Executive should disclose or improperly use such confidential information and trade secrets in violation of the provisions of this Section 6. Executive further understands and agrees that the foregoing makes it necessary for the protection of the businesses of the Company and its affiliates that Executive not compete with the Company or any of its affiliates as provided in this Section 6.

6.2.
Non-Competition.  Until the first anniversary of the Separation Date, Executive will not, directly or indirectly, engage in or render any service of a business, commercial or professional nature to any other person, entity or organization, whether for compensation or otherwise, that is in competition with the Company or any of its affiliates anywhere in the world.  In accordance with this restriction, but without limiting its terms, Executive will not:

a.	enter into or engage in any business which competes with the business of the Company or any of its affiliates;

b.
solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the business of the Company or any of its affiliates;

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PERSONAL AND CONFIDENTIAL

c.
divert, entice, or take away any customers, business, patronage or orders of the Company or any of its affiliates or attempt to do so, or take another other action that could reasonably be expected to adversely affect the relationship between the Company and any of its customers (including, but not limited to, customers of the Company with which Executive has a financial relationship);

d.
promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of the Company or any of its affiliates; or

e.
provide advice to and/or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity that currently has or, prior to the first anniversary of the Separation Date, acquires an ownership interest in the Company.

The Company's sole remedy for a breach of this Section 6.2 shall be termination of the Company's obligation to make further payments of any Separation Pay or to provide other benefits pursuant to Section 2 of this Agreement or under the Equity Award Agreements and, for the avoidance of doubt, the Company shall not be entitled to  monetary  damages in the event of  any  such  breach.   For the purposes of  Section 6.2,  but  without limitation thereof, Executive will  be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive's own account, or indirectly as a stockholder, partner, joint venturer, Executive, agent, salesperson, consultant, officer and/or director of, or by virtue of the ownership by Executive's spouse, child or parent of any equity interest in, any firm, association, partnership, corporation or other entity engaging in any or all of such activities; provided, however, Executive's  or Executive's spouse's, child's  or parent's ownership of less than one percent (1%)  of the issued equity interest in any publicly traded corporation shall not alone constitute a violation of this Section 6.2.

6.3.
Non-Solicitation/Interference. Until the first anniversary of the Separation Date, Executive agrees to not directly or indirectly, disrupt, damage, impair or interfere with the Company's or any of its affiliates' business by raiding any of the Company's or such affiliates' employees or soliciting any of them to resign from their employment by the Company or any such affiliate, or by disrupting the relationship between the Company or any of its affiliates and any of their respectiveconsultants, agents, representatives or vendors. Executive acknowledges that this covenant is necessary to enable the Company and its affiliates to maintain a stable workforce and remain in business.

6.4.
Return of Property. Executive represents that on or before the Separation Date he will return all property of the Company or any of its affiliates of any nature and description whatsoever in his possession or under his direct or indirect control, including, but not limited to, credit cards, keys, access cards, computer software, computer and office equipment, files, documents, books and records; provided, however, that Executive is not required to return the Company-issued mobile phone currently in his possession, which the Company hereby assigns and transfers to Executive. Executive acknowledges that from and after his Separation Date he will be responsible for any charges incurred in connection with the use of such mobile phone; provided, further, that to the extent any Company property is stored electronically on Executive's mobile phone, Executive agrees to submit his mobile phone to the Company to ensure that all such information is permanently deleted.

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PERSONAL AND CONFIDENTIAL

6.5.
Trade Secrets and Confidential Information. Executive acknowledges and agrees that in the performance of Executive's duties to the Company he has learned, obtained, acquired, and become aware of information about the Released Parties (as defined below) and their businesses, including, without limitation, unique selling and servicing methods and business techniques, business strategies, financial information, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, processes, inventions, patents, copyrights, trademarks and other intellectual property and intangible rights, legal matters, personal information regarding officers and other employees, and other business information (collectively referred to as "Confidential Information"). Executive specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Company or any of its affiliates or by Executive derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company and its affiliates to maintain the secrecy of such information, that such information is the sole property of the Company or an affiliate of the Company and that any retention and use of such information or rights by Executive shall constitute a misappropriation of the Company's or its affiliates' trade secrets, rights or other property. Executive agrees to refrain from disclosing any Confidential Information to any person, either orally or in writing, for any reason. Executive acknowledges and agrees that any unauthorized disclosure of Confidential Information would cause irreparable harm to the Company and/or its affiliates (at such time or as of the date of this Agreement) and such conduct shall be subject to immediate injunctive relief. In addition to the forgoing, Executive acknowledges and agrees that Executive will continue to comply with the terms of the Confidentiality Agreement, which shall remain in full force and effect following the Separation Date; provided, however, that in the event of any conflict between the Confidentiality Agreement and this Agreement, this Agreement shall control.

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PERSONAL AND CONFIDENTIAL

6.6.
Cooperation.  Following the Separation Date, at the sole expense of the Company (including reimbursement for reasonable out-of-pocket expenses, indemnification from liability), Executive agrees to make himself available as reasonably practical at mutually convenient times, dates and locations with respect to, and to cooperate in conjunction with, any litigation or investigation arising from events that occurred during Executive's employment with the Company and its predecessors and affiliates (whether such litigation or investigation is then pending or subsequently initiated) involving the Company or any of its affiliates, including providing testimony and preparing to provide testimony if so requested by the Company.  Executive acknowledges and agrees that in the event that litigation is commenced resulting from Executive's alleged misconduct or violation of law, regulation or Company policy during his employment with the Company and its predecessors and affiliates, which litigation could reasonably be expected to result in harm to the Company and/or its affiliates, continued payment of the Separation Pay shall immediately cease as of the date any such litigation is commenced and any then unpaid portion of the Separation Pay will be immediately forfeited.

6.7.
Scope of Covenants.  The Company and Executive acknowledge that the time, scope, geographic area and other provisions of this Section 6 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in such Section to be reasonable and necessary for the protection of the interests of the Company and its affiliates, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply with such deletion or modification as may be necessary to make it valid and enforceable.   The restrictions and covenants contained in each provision of this Section 6 shall be construed as separate and individual restrictions and covenants and shall each be capable of being severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement.

7.	Release of Claims.

7.1.
Executive agrees to forever waive and release the Company, and each of its affiliated or related entities, holding companies, parents, subsidiaries, divisions, officers, stockholders, directors, employees, agents, insurers, predecessors, successors, and assigns, and all persons acting by, through, under or in concert with any of them (collectively, "Released Parties"), from all known and unknown claims, rights, actions, complaints, charges, liabilities, damages, obligations, promises, agreements, causes of action, suits, demands, costs, losses, debts, and expenses of any nature whatsoever which Executive ever had, now have, or may claim to have, including, without limitation, any claim arising out of (i) any aspect of Executive's employment or its termination; (ii) any agreement, oral or written, express or implied, between Executive and any of the Released Parties, including, without limitation, any employment agreement; (iii) any common law or statutory torts; (iv) any federal, state or govermnental constitution, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, and the California Fair  Employment and Housing Act,  the  California Labor Code, Insurance Code  and  Business and Professions Code, the Employee Retirement Income Security Act, the Equal Pay Act, the Americans With Disabilities Act and the Sarbanes-Oxley Act of 2002; and (v) any claim for salary, wages, bonuses, commissions and/or any other compensation or benefit.

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PERSONAL AND CONFIDENTIAL

7.2.
Further, Executive waives and relinquishes all rights and benefits Executive may have under Section 1542 of the California Civil Code, or any similar statute or provision of any other state, which reads as follows:

"A  General Release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the Release, which if known by him or  her must have materially affected his  or  her settlement with the debtor."

7.3.
The waiver and release in this Agreement (the "Release") does not apply to those rights which as a matter of law cannot be waived.   Executive understand that nothing in the Release shall preclude Executive from filing a claim for unemployment insurance.   Executive further understand that nothing in this Release shall preclude Executive from filing a charge or complaint with any state or federal govermnent agency or to participate or cooperate in such a matter; Executive agrees, however, to waive and release any right to seek or receive monetary damages resulting from any such charge or complaint or any action or proceeding brought by such govermnent agency.

8.	Non-Admission. Nothing contained in this Agreement shall be considered an admission of any wrongdoing or liability whatsoever by either Executive or the Company.

9.
Severability.  Should any clause, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

10.
Governing Law.  This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of said State. To the fullest extent allowed by law, any dispute regarding Executive's employment with the Company or its termination, any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement, shall be settled by final and binding arbitration in the  county of  Executive's  employment with the Company, in accordance with  the  applicable  rules of  the  American Arbitration  Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

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PERSONAL AND CONFIDENTIAL

11.
Tax Issues. Executive agrees to be solely liable for and to pay, indenmi:ty and hold the Company harmless from and against, any and all taxes, costs, interest, assessments, penalties and/or damages that Executive may owe arising out of any of the payments or distributions made, or to be made, by the Company to Executive under the terms of this Agreement and/or the Equity Award Agreements, including, without limitation, any such taxes, costs, interest, assessments, penalties and/or damages that may be imposed under Section 409A of the Code.  For purposes of Section 409A of the Code, each payment hereunder shall be considered a separate payment.

12.
Entire Agreement.  This Agreement constitutes the entire integrated agreement between Executive and the Company pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, pertaining to the subject matter hereof.

13.
Signature and Revocation Periods.   So that Executive can review this Agreement as Executive deem appropriate, the Company advises Executive as follows: (i) this Agreement does not waive any rights or claims that may arise after it is signed by Executive; (ii) Executive will have twenty-one (21) days to consider this Agreement, although Executive may sign it sooner than that if Executive so desire; (iii) the Company hereby advises Executive in writing to consult with an attorney before signing this Agreement; and (iv) Executive also retain the right to revoke this Agreement at any time during the seven (7)-day period following Executive's signing of the Agreement.  This Agreement shall not become effective or enforceable until such seven (7)-day period has expired ("Effective Date").

IN WITNESS WHEREOF, Executive has hereunto set his or her hand and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

“Executive”

/s/ Anthony S. Piszel
Anthony S. Piszel

CORELOGIC, Inc.

/s/ Stergios Theologides
Name:	Stergios Theologides
Title:	SVP	Feb 22, 2011

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